Exhibit 10.2
Genentech, Inc.
Executive Severance Plan and
Summary Plan Description
Who is Eligible:
You are considered eligible for Severance Benefits (as defined below) and will be deemed an “eligible executive” under the Executive Severance Plan (the “Plan”) if you meet all of the following eligibility criteria:
•	You are a regular employee (full time or part time) of Genentech, Inc. or one of its affiliates (collectively, the “Company”), but Roche (as defined below) will not be considered an affiliate of Genentech, Inc. prior to the closing of the Corporate Transaction;

•	Your employment with the Company terminates as a result of a Covered Termination (as defined below);

•	Immediately prior to the closing of a Corporate Transaction (as defined below), you are one of the following: the Company’s Chief Executive Officer (CEO), the Company’s President, Product Development (the “President”), a member of the Company’s Executive Committee, the Company’s Executive Vice President, Research Drug Discovery (the “EVPRDD”), a Senior Vice President of the Company (“SVP”), the Company’s Controller and Chief Accounting Officer (the “Controller”), the Company’s Treasurer (the “Treasurer”), or a Vice President of the Company; and

•	You execute the Company’s form of Agreement and Release (the “Release”) and it becomes binding.
However, you will not be an eligible executive for the purposes of the Plan if you meet any of the criteria set forth in the section entitled “Who is not Eligible”.
Who is not Eligible:
Even if you otherwise meet the eligibility criteria identified above, you are ineligible for Severance Benefits and shall not be deemed an eligible executive under the Plan if you meet any of the following criteria:
•	You are classified by the Company as an independent contractor or any other status in which you are not treated as a common law employee of the Company for purposes of withholding taxes, regardless of your actual status;

•	You voluntarily terminate your employment with the Company for any reason prior to the closing of the Corporate Transaction or without Good Reason (as defined below) after the closing of the Corporate Transaction;

•	The Company terminates your employment for Cause (as defined below) or your employment with the Company terminates due to your death or disability;

•	You are eligible for benefits under the Employee Severance Plan; or

•	You fail to comply with the terms of the signed Release.
Definitions:
For purposes of the Plan only, the following terms shall have the meanings described below:
“Base Salary” means the greater of your annual base salary, as determined under Company policy, as in effect on (a) the date of the closing of the Corporate Transaction or (b) the date of your Covered Termination.
“Cause” means:
•	Your willful and continued material failure to perform the reasonable duties and responsibilities of your position after the Company has provided you with a written demand for performance that describes the basis for the Company’s belief that you have not substantially performed your duties and you have not corrected the failure within thirty (30) days of the written demand;

•	Any act of personal dishonesty taken by you in connection with your responsibilities as an executive of the Company and intended to result in your substantial personal enrichment;

•	Your conviction of, or plea of nolo contendere to, a felony that the Board of Directors of the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	Your breach of any fiduciary duty owed to the Company by you that has a material detrimental effect on the Company’s reputation or business; or

•	You being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability).
“Corporate Transaction” means a merger of the Company with Roche Holding Ltd. or an affiliate of Roche Holding Ltd. other than the Company (collectively “Roche”).
“Covered Termination” means, during the eighteen (18)-month period commencing on the date of the closing of the Corporate Transaction, either:
•	The Company terminates your employment without Cause; or

•	You voluntarily terminate your employment with the Company for Good Reason within three (3) months of the initial existence of the condition or event that constitutes Good Reason.
Notwithstanding the foregoing, your termination of employment must constitute a “separation from service” within the meaning of Section 409A (as defined below) in order to constitute a Covered Termination with respect to any Severance Benefit deemed deferred compensation subject to Section 409A. Generally, you will be considered to have experienced a separation from service if, following your termination of employment, you do not continue to provide services to the Company or any of its affiliates at more than twenty percent (20%) of the average level of service you provided to the Company over the preceding three (3) years (or, if shorter, the amount of time you have been employed by the Company).
“Good Reason” means the occurrence of one or more of the following without your written consent:
•	A fifteen percent (15%) or more reduction in your total annual cash compensation opportunity (base salary and target bonus opportunity collectively) as compared to your total annual cash compensation opportunity immediately prior to the closing of the Corporate Transaction;

•	A change in your principal work location resulting in a new one-way commute that is more than fifty (50) miles greater than your one-way commute prior to the change in your principal work location, regardless of whether you receive an offer of relocation benefits; or

•	A material reduction in your authority, duties and/or responsibilities as compared to your authority, duties and/or responsibilities in effect immediately prior to the completion of the Corporate Transaction (for example, but not by way of limitation, this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the combined entity resulting from such transaction, taking the Company, Roche and their respective parent corporations, subsidiaries and other affiliates, together as a whole).
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.
“Severance Benefits” means the Severance Benefit Pay, vesting acceleration, Company-paid Health Continuation Coverage, and transitional outplacement benefits as described below.
Form of Severance Benefit Pay:
If you are an eligible executive under the Plan, the Company will pay you, at the time specified below in the section entitled “Timing of Severance Benefit Pay,” a lump sum cash severance payment (“Severance Benefit Pay”) determined as follows:
•	CEO: The sum of:
(a)	three (3) times your Base Salary; plus

(b)	the average of your actual corporate regular bonus paid for the three (3) calendar years (or for the number of calendar years you have been employed if less than three (3) years) prior to the year in which your

Covered Termination occurs expressed as a percentage of your average base salary for the same period multiplied by the value determined in (a).
•	Other Executive Committee Members (including the President): The sum of:
(a)	two (2) times your annual Base Salary; plus

(b)	the average of your actual corporate regular bonus paid for the three (3) calendar years (or for the number of calendar years you have been employed if less than three (3) years) prior to the year in which your Covered Termination occurs expressed as a percentage of your average base salary for the same period multiplied by the value determined in (a).
•	The EVPRDD and Senior Vice Presidents: The number of weeks of Severance Benefit Pay provided to you will be based on your length of service with the Company and your job level classification (as set by the Company) as of the date of the closing of the Corporate Transaction or the date of your Covered Termination, whichever results in the highest number of weeks of Severance Benefit Pay, as determined by the chart below. Specifically, the amount of your Severance Benefit Pay will be equal to (a) the number of weeks as determined under the chart below multiplied by (b) your Rate of Pay (as defined below). Your length of service is determined by the number of years of completed continuous service with the Company beginning with your most recent hire date through the first day of your Covered Termination. If you complete a partial year of service of at least six (6) months and one (1) day, the Company will round your length of service up to the next full year of service. If you complete a partial year of service of six (6) months or less, the Company will round your length of service down to the last full year of service.

	Weeks of Base Pay
Job Level

EVPRDD	78	80	82	84	86	88	90	92	94	96	98	100	102	104

SVP	78	80	82	84	86	88	90	92	94	96	98	100	102	104

	1	2	3	4	5	6	7	8	9	10	11	12	13	14+
Years of Service
•	The Controller, the Treasurer, and Vice Presidents: Fifty-two (52) weeks multiplied by your Rate of Pay.
For purposes of this section, your Rate of Pay for one (1) week, which is used to determine Severance Benefit Pay for the EVPRDD, Senior Vice Presidents, the Controller, the Treasurer and Vice Presidents, is equal to the sum of the following:
(a)	the value of one (1) week of your Base Salary, plus

(b)	the average of your actual corporate bonus (including your regular and key contributor bonuses, as applicable) or commissions (including any incremental sales bonus) paid for the three (3) calendar years (or for the number of calendar years you have been employed if less than three (3)

years) prior to the year in which your Covered Termination occurs expressed as a percentage of your average base salary for the same period multiplied by the value determined in (a).
If you have not yet received a corporate regular bonus because you were hired after September 30, 2007 and thus were ineligible to receive the 2007 regular corporate bonus, your Rate of Pay will be calculated as if you had received a bonus for 2007 equal to the average corporate regular bonus in 2007 for your job level classification (subject to proration for a partial year of service). If you received a prorated bonus in the prior three years (or were deemed to receive a prorated bonus under the preceding sentence) because you were hired mid-year, your Rate of Pay will be calculated using your actual paid base salary for the year in which you received the prorated bonus so that your Rate of Pay is not unfairly reduced because you received a prorated bonus.
Lump Sum Payment Reductions:
•	Your Severance Benefit Pay will be reduced by legally required and authorized deductions, including, but not limited to, applicable income, employment and other tax withholding obligations, and will not be eligible for 401(k) plan elective or matching contributions or allocations under the supplemental plan.

•	Payments for which you are eligible under the Plan will be reduced by any amounts you owe to the Company for any reason, except for home loans or relocation loans.
Vesting Acceleration:
If you are an eligible executive under the Plan, you will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of your outstanding options to purchase Company common stock granted or assumed under the Company’s equity plans or assumed plans (“Company Options”) as of the date of your Covered Termination, including, without limitation, outstanding Company Options, outstanding awards to acquire Roche equity securities following an assumption or substitution of the Company Options by Roche, or any other rights substituted by Roche for Company Options, in connection with the Corporate Transaction.
Company-paid Health Continuation Coverage:
If you are an eligible executive under the Plan, you may be eligible for continued health insurance coverage under COBRA after your Covered Termination. For COBRA purposes, the date of the “qualifying event” for you and any eligible spouse or dependents that were covered under the Company’s health care plans immediately prior to the date of your Covered Termination will be the last day of the month in which your Covered Termination occurs (your “Loss of Coverage Date”).
You ordinarily must pay the full cost of COBRA coverage. However, if you make a valid election under COBRA to continue your health coverage, the Company will (for a limited time) pay the cost of such coverage for you and any eligible spouse or dependents that were covered under the Company’s health care plans immediately prior to the date of your Covered Termination as follows (“Company-paid Health Continuation Coverage”):
•	CEO: You will receive Company-paid Health Continuation Coverage for a period of three (3) years from your Loss of Coverage Date.

•	Other Executive Committee Members (including the President): You will receive Company-paid Health Continuation Coverage for a period of two (2) years from your Loss of Coverage Date.

•	The EVPRDD and Senior Vice Presidents: You will receive Company-paid Health Continuation Coverage for the same number of weeks as your Severance Benefit Pay from your Loss of Coverage Date. For example, if you qualify for the equivalent of seventy-eight (78) weeks of Severance Benefit Pay, you will also receive Company-paid Health Continuation Coverage for seventy-eight (78) weeks.

•	The Controller, the Treasurer, and Vice Presidents: You will receive Company-paid Health Continuation Coverage for fifty-two (52) weeks from your Loss of Coverage Date.
The maximum coverage period to which you are entitled under COBRA will run concurrently with your period of Company-paid Health Continuation Coverage. If the period of your Company-paid Health Continuation Coverage is less than the maximum coverage period to which you are entitled under COBRA, you may continue your health coverage after the period of your Company-paid Health Continuation Coverage for the remainder of the COBRA period at your own cost. For example, if the maximum coverage period to which you are entitled under COBRA is eighteen (18) months and you are entitled to fifty-two (52) weeks of Company-paid Health Continuation Coverage, you may continue your health coverage after the fifty-two (52) weeks of Company-paid Health Continuation Coverage for the remaining approximately six (6) months of your COBRA period at your own cost.
For the sake of clarity, any period of Company-paid Health Continuation Coverage to which you are entitled that is in excess of your maximum COBRA coverage period will be considered COBRA coverage for purposes of the Plan, and you will be entitled to Company-paid Health Continuation Coverage for the entire period set forth above, subject to the following sentence. Company-paid Health Continuation Coverage will stop for you if you become eligible to obtain comparable health care benefits from another employer.
Transitional Outplacement Benefits:
If you are an eligible executive under the Plan, you will be provided transitional outplacement benefits for as long as you are actively seeking employment during the period of time beginning on the date of your Covered Termination and ending one hundred and eighty (180) calendar days thereafter, through a firm designated by the Company; provided that the total cost of your transitional outplacement benefits may not exceed the following dollar amounts:
•	CEO and other Executive Committee Members (including the President): $8,000.

•	The EVPRDD, Senior Vice Presidents, the Controller, the Treasurer, and Vice Presidents: $6,000.
2008 Bonuses:

If the closing of a Corporate Transaction occurs while you remain an employee of the Company, you will be paid your earned and accrued bonus, if any, under the 2008 Bonus Plan at the time the 2008 bonus otherwise would have been paid, regardless of whether you remain employed with the Company through such date unless, following the closing of a Corporate Transaction, your employment is voluntarily or involuntarily terminated under circumstances that would not otherwise constitute a Covered Termination. If the closing of a Corporate Transaction occurs prior to the end of the Company’s 2008 fiscal year, the applicable corporate performance goals that would have been measured as of the end of such year will be deemed achieved (the “Annual Corporate Performance Goals”). The amount of the 2008 Bonus Plan pool will be determined based on (i) the deemed achievement of the Annual Corporate Performance Goals and (ii) the actual year-to-date achievement of any applicable performance goals other than the Annual Corporate Performance Goals. If the 2008 Bonus Plan pool equals or exceeds the predetermined 2008 Bonus Plan maximum payout, your 2008 bonus will equal the percentage of base salary used for the 2007 Bonus Plan recommended payout for your 2008 job level classification. If the 2008 Bonus Plan pool is less than the predetermined 2008 Bonus Plan maximum payout, your 2008 bonus will equal the percentage of base salary used for the 2007 Bonus Plan recommended payout for your 2008 job level classification reduced proportionately as appropriate. Once the percentage of base salary is determined in accordance with the foregoing, such percentage will be applied to the greater of your annual base salary as in effect on December 31, 2008 or the date of the Corporate Transaction. For example: In 2008, an employee’s job level classification is D1. In 2007, the percentage of base salary used for the 2007 Bonus Plan recommended payout for a D1 was 36%. If the employee’s salary is $150,000 on the date of the Corporate Transaction (and his/her salary is not increased for the remainder of 2008), the employee will receive a 2008 bonus payout of $54,000 if the 2008 Bonus Plan pool equals or exceeds the predetermined 2008 Bonus Plan maximum payout.
Exclusive Benefit:
The severance provisions of the Plan, together with any benefits payable to you under the Genentech, Inc. Executive Retention Plan (the “Retention Plan”) upon a Covered Termination, are intended to be and are exclusive and in lieu of any other rights or remedies to which you may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of your employment. You will be entitled to no benefits, compensation or other payments or rights upon a termination of employment that constitutes a Covered Termination other than those benefits expressly set forth herein and in the Retention Plan and those benefits required to be provided by law, subject to the following sentence. Notwithstanding the foregoing, if you are entitled to any benefits other than the benefits under the Plan by operation of applicable law, your benefits under the Plan shall be reduced by the value of the benefits you receive by operation of applicable law, as determined by the Company in its discretion.
Agreement and Release:
To qualify for the Severance Benefits described above, you must execute and not revoke during any applicable revocation period the Release, in the form attached to the Plan as Exhibit A with any additional revisions as required by law. The Release is an agreement, signed by you and the Company, in which you agree to give up any and all claims, actions or lawsuits against the Company that relate to your employment with the Company. You will be given a copy of this Release no later than the date of your Covered Termination. The Release will include specific information regarding the amount of time you will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than sixty (60) days following your Covered Termination, inclusive of any revocation period set forth in the Release.
Timing of Severance Benefit Pay:
If your Covered Termination occurs on or before October 15 of a calendar year, you will receive your Severance Benefit Pay on or before December 31 of that calendar year, except as otherwise provided in the section below entitled “Delay in Payment Timing in Certain Limited Circumstances”. If your Covered Termination occurs after October 15, you will receive your Severance Benefit Pay on the later of (a) the second payroll date in the calendar year next following the calendar year of your Covered Termination or (b)

the first payroll date following the date your Release becomes effective, except as otherwise provided in the section below entitled “Delay in Payment Timing in Certain Limited Circumstances”.
Delay in Payment Timing in Certain Limited Circumstances:
In certain circumstances, the Company may need to delay the payment of your Severance Benefits under the Plan. If the Company determines that you are a “specified employee” within the meaning of Section 409A at the time of your Covered Termination, then to the extent delayed commencement of any portion of the benefits to which you are entitled pursuant to the Plan, when considered together with any other payments or benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such benefits will be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of your Covered Termination. All subsequent Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. You generally will be a specified employee only if (among other things) you own at least one percent (1%) of the Company’s stock or are considered an officer of the Company. The Company will inform you if it determines that you are a specified employee at the time of your Covered Termination. If you die following your Covered Termination but prior to the six (6) month anniversary of your Covered Termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death.
To the extent that any reimbursements payable pursuant to the Plan are subject to Section 409A, any such reimbursements payable to you pursuant to the Plan shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit.
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Plan’s benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company reserves the right to amend the Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to you under the Plan. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.
Filing a Claim:
Normally, Severance Benefits automatically will be provided to all eligible executives who qualify. However, if you have not received these benefits and you believe you are entitled to them, or if you believe you are entitled to a larger benefit than you are receiving, you may file a claim with the Plan Administrator within ninety (90) days of any of the following dates, whichever is first:
•	The date you learned the amount of your Severance Benefits under the Plan; or

•	The date you learned there will be no Severance Benefits for you under the Plan.
Your claim must be in writing, signed by you or your legal representative and briefly explain the basis for the claim. The claim should be delivered to the Plan in care of the Plan Administrator as follows:
Genentech, Inc., Executive Severance Plan
c/o, Plan Administrator
Genentech, Inc.
1 DNA Way, MS 91
South San Francisco, CA 94080
The Plan Administrator has delegated the claims review responsibility to the Company’s Director of Employee Benefits. The Director of Employee Benefits will work with your Human Resources Manager to research your claim and will approve or deny the claim in a written response to you within thirty (30) days of their receiving your claim (if an additional thirty (30) days are required to reach a decision, you will be notified in writing within the initial thirty (30) day period). If the claim is wholly or partially denied, you will receive a written notice specifying (a) the reasons for the denial, (b) the specific Plan provisions on which the decision is based, and (c) any additional information needed from you in connection with your claim and why such information is needed.
Appeal Process:
The Plan Administrator has delegated the responsibility to review appeals to the Company’s General Counsel. If all or part of your claim is denied, you or your legal representative may appeal for a review of your claim by notifying the General Counsel in writing within sixty (60) days of receiving the written notice that your claim was denied. You may receive pertinent Plan documents by request to the Plan Administrator. Your request for review may (but is not required to) include issues and comments you want considered in the review. The appeal should be delivered to the General Counsel as follows:
Genentech, Inc., Executive Severance Plan (Appeal)
c/o, General Counsel
Genentech, Inc.
1 DNA Way, MS 49
South San Francisco, CA 94080
Within sixty (60) days of receiving your appeal, you will receive a written response from the General Counsel setting forth (a) a decision; or (b) a notice describing special circumstances requiring additional time for review (but not more than one hundred and twenty (120) days from the General Counsel’s receipt of your appeal). A decision will be in writing and will specify the Plan provisions on which it is based. If you do not receive a decision within the specified time, you should assume your appeal was denied.
Attorneys’ Fees:
In the event that either party (you or the Company) brings an action to enforce or effect its rights under the Plan and you prevail on at least one material issue in the action, the Company will reimburse you for your costs and expenses incurred in connection with the action, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees.
The Company’s Successors:
Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
Name, Type and Number of Plan:
The name of the Plan is the “Genentech, Inc. Executive Severance Plan.” The Plan is a severance plan. The Internal Revenue Service and the Department of Labor identify the Plan by its name and by the Plan identification number 519.
Plan Sponsor:
The name of the employer sponsoring the Plan is:
Genentech, Inc.,
EIN: 94-2347624
1 DNA Way
South San Francisco, CA 94080
Plan Administrator:
The Plan Administrator is the Special Committee of the Board of Directors of the Company, duly constituted by resolution of the Board of Directors adopted by unanimous written consent on July 24, 2008 (the “Special Committee”), or in the event the Special Committee is dissolved by the Board of Directors, then another duly constituted committee of members of the Board of Directors, or officers of the Company as delegated by the Board of Directors. The Plan Administrator will have the power to construe the terms of the Plan and perform such acts as it deems necessary or appropriate to effect the purpose of the Plan.
The Plan Administrator will not be liable for any action or determination made by the Plan Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Plan Administrator incurs in connection with the administration of the Plan will be borne by the Company. The Plan Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or any distribution paid hereunder, and the Plan Administrator will be fully indemnified and held harmless by the Company in respect of any such action, determination or interpretation.
Communications to Genentech, Inc., in its capacity as Plan Administrator of the Plan, should be addressed to:
Genentech, Inc., Executive Severance Plan
c/o, Plan Administrator
Genentech, Inc.,
1 DNA Way, MS 91
South San Francisco, CA 94080
Plan Year:
Financial records for the Plan are kept on a “Plan Year” basis. The Plan Year is the twelve (12) month period beginning each January 1 and ending on the following December 31.
ERISA Rights:
As a participant in the Plan, you are entitled to certain rights and protections under the Employment Retirement Income Security Act of 1974 (ERISA). ERISA provides that you, and all Plan participants, shall be entitled to:
•	Examine, without charge, at your employer’s office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor.

•	Obtain copies of all pertinent Plan information upon written request to your employer. Your employer may make a reasonable charge for the copies.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require your employer to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of your employer. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact your employer.
If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining Plan documents, you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or you may contact:
Division of Technical Assistance and Inquiries
Employee Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington DC 20210
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Service of Legal Process:
The Plan Administrator is designated as agent to service of legal process against the Plan.
Amendment and Termination of the Plan:
Although the Company currently expects to continue the Plan, the Company reserves the right to amend or terminate the Plan at any time. After a Corporate Transaction, without the executive’s written consent, the Company may not amend or terminate the Plan in any way, nor take any other action, that (a) prevents an executive from becoming eligible for Severance Benefits under the Plan, (b) reduces the amount of Severance Benefits payable, or potentially payable, to an executive under the Plan, or (c) reduces the amount of the 2008 bonus payable under the 2008 Bonus Plan, if any. Any Plan amendment or termination will be made in writing and approved by the Plan Administrator.
Nature of Benefits:
When benefits are due, they are paid from the general assets of the Company. These assets are subject to the general creditors of the Company. You will have no rights under the Plan other than as unsecured general creditors of the Company. No provision of the Plan will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in the Plan will create or be construed to create a trust of any kind. The

Company is not required to establish a trust to fund the Plan, but it may choose to do so at its discretion. No property which may be acquired or invested by the Company in connection with the Plan will be deemed a security for the obligations to you under the Plan, but will be, and continue for all purposes to be, part of the general funds of the Company.
Nonassignability:
To the maximum extent permitted by law, your rights or benefits under the Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.
Rights Under the Plan:
This section will survive the closing of the Corporate Transaction. The Plan is intended to benefit, and may be enforced by, the eligible executives and their respective heirs, representatives, successors and assigns, and will be binding on all successors and assigns of the Company and Roche.
No Guarantee of Future Service:
Notwithstanding anything in the Plan to the contrary, your eligibility to participate in the Plan will not provide you with any guarantee or promise of continued service with the Company, and the Company retains the right to terminate your employment at any time, with or without Cause, for any reason or no reason. However, as described in the Plan, you may be entitled to benefits under the Plan depending upon the circumstances of your termination of employment.
Questions:
If you have any questions about the Plan, first contact the Human Resources Department. If you still have questions, you may contact the Legal Department.
o O o

EXHIBIT A
Forms of Agreement and Release

AGREEMENT AND RELEASE
[FOR USE WITH EXECUTIVES 40 AND OVER]
     This Agreement and Release (“Agreement”) is made by and between [CLICK AND TYPE NAME] (“Employee”) and Genentech, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
     WHEREAS, in connection with the Employee’s termination of employment effective                     , 200___, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.
     NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
     1. Consideration, Payment of Salary and Receipt of All Benefits. The Company agrees to provide Employee with the Severance Benefits set forth in the Genentech, Inc. Executive Severance Plan in accordance with the terms and conditions of such plan. Employee acknowledges and represents that the Company has otherwise paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.
     2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 8 below), including, without limitation:
          a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;
          e. any and all claims for violation of the federal or any state constitution;
          f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          h. any and all claims for attorneys’ fees and costs.
     Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Employee’s right under applicable law and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Employee’s employment duties.
     3. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has forty-five (45) days within which to consider this Agreement; (c) he/she has received a Decisional Unit Information Letter from the Company advising Employee of the class, unit, or group of individuals covered by the reduction in force, the eligibility factors for the reduction in force, and the job titles and ages of all individuals who were and were not selected; (d) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (e) this Agreement shall not be effective until after the revocation period has expired; and (f) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the forty-five (45) day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
     4. California Civil Code Section 1542. Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

     5. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     6. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.
     7. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
     8. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
     9. Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that: (a) he/she has read this Agreement; (b) he/she has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel; (d) he/she understands the terms and consequences of this Agreement and of the releases it contains; and (e) he/she is fully aware of the legal and binding effect of this Agreement.
o O o

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[CLICK & TYPE NAME], an individual

Dated:

[Click and Type Employee Name]

GENENTECH, INC.

Dated:	By

[Click and Type Officer Name]
[Click and Type Title]

AGREEMENT AND RELEASE
[FOR USE WITH EXECUTIVES UNDER 40]
     This Agreement and Release (“Agreement”) is made by and between [CLICK AND TYPE NAME] (“Employee”) and Genentech, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”), effective on the date it has been signed by both Parties (the “Effective Date”).
     WHEREAS, in connection with the Employee’s termination of employment effective                     , 200___, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.
     NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
     1. Consideration, Payment of Salary and Receipt of All Benefits. The Company agrees to provide Employee with the Severance Benefits set forth in the Genentech, Inc. Executive Severance Plan in accordance with the terms and conditions of such plan. Employee acknowledges and represents that the Company has otherwise paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.
     2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
          a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;
          e. any and all claims for violation of the federal or any state constitution;
          f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          h. any and all claims for attorneys’ fees and costs.
     Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company) , claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA and claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates.
     3. California Civil Code Section 1542. Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.
     4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     5. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.
     6. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
     7. Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that: (a) he/she has read this Agreement; (b) he/she has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel; (d) he/she understands the terms and consequences of this Agreement and of the releases it contains; and (e) he/she is fully aware of the legal and binding effect of this Agreement.
o O o

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[CLICK & TYPE NAME], an individual

Dated:

[Click and Type Employee Name]

GENENTECH, INC.

Dated:	By

[Click and Type Officer Name]
[Click and Type Title]